Exhibit 10.2

AMENDING AGREEMENT

This Amending Agreement (the “Agreement”) is made as of the 15th day of October, 2020, by and between Dakota Territory Resource Corp, a Nevada corporation (the “Company”), and JR Resources Corp., a Nevada corporation (“JR”).

WHEREAS, on May 26, 2020 the Company and JR entered into an agreement (the “Original Agreement”), pursuant to which the Company granted a subscription right to JR to purchase from the Company a certain amount of Shares on or prior to 5:00 p.m. Vancouver time on October 15, 2020.

WHEREAS, concurrently upon execution of this Agreement, JR intends to exercise in part its right to purchase Shares pursuant to the Original Agreement for an Investment Amount of $10,450,000, payable $9,000,000 in cash and $1,450,000 through the conversion of the Amended Note being collectively the Investment Amount, and the Company shall issue to JR 69,666,667 Shares on Closing, being the number of Shares derived by dividing the Investment Amount by the Per Share Purchase Price in accordance with section 2.2(a)(i)(A) of the Original Agreement, all as set out in the Notice of Exercise attached hereto.

WHEREAS, the parties contemplate that the cash proceeds of such Closing shall be used as specified in the mutually agreed use of proceeds schedule referred to in section 2.2(a)(i)(D) of the Original Agreement, which is required to be delivered by the Company as a Company Deliverable on Closing.

WHEREAS, concurrently upon execution of this Agreement, the Company intends to appoint up to two of the JR Designees (to join the three existing Company directors), such that immediately following the execution of this Agreement, the Company Board will consist of up to five directors, up to two of whom will be JR Designees.

WHEREAS, the Company is contemplating the purchase of additional surface and mineral rights located in the State of South Dakota.

WHEREAS, because the COVID-19 pandemic has delayed the accomplishment of certain of the milestones set out in the Original Agreement, the Parties acknowledge that it is in their respective best interests to extend the Termination Date to February 15, 2021.

WHEREAS, section 7.6 of the Original Agreement provides that any term of the Original Agreement may be amended, terminated or waived only with the written consent of the Company and JR prior to a Change of Control Closing or as otherwise provided in the Original Agreement.

NOW, THEREFORE, in consideration of JR exercising its right to purchase Shares pursuant to the Original Agreement in the Investment Amount specified herein, the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed is beneficial for both parties, the Company and JR agree as follows:

Section 1         Amendment to Original Agreement.

The Original Agreement is hereby amended as follows, to be effective as of the date hereof:

(1)	in section 1.1, the definition of “Termination Date” is amended and restated in its entirety as follows:

“Termination Date” shall mean 5:00 p.m. Vancouver time on February 15, 2021, being the date the right to purchase Shares under this Agreement expires, unless such right to purchase Shares is terminated prior thereto by (i) mutual agreement of JR and the Company or (ii) the purchase by JR of the maximum number of Shares as provided for in this Agreement.

(2)	in section 1.1, the definition of “Shares” is amended and restated in its entirety as follows:

“Shares” means the shares of Common Stock purchased by JR pursuant to the Election Notice in an amount up to 142,566,667 shares of Common Stock, less (i) the shares of Common Stock issued upon conversion of the Amended Note (9,666,667 shares), and (ii) Shares previously acquired by JR from the Company pursuant to this Agreement; provided that the amount of Shares shall be increased, if any New Equity is issued, by the product of 1.8 times the number of shares of Common Stock issued in the New Equity.

(3)	in section 1.1, the definition of “Standstill Period” is amended and restated in its entirety as follows:

“Standstill Period” means the period commencing on the Closing Date of the first Closing to occur under this Agreement and ending on the earlier of (i) 18 months from such Closing Date or (ii) the uplisting of the Common Stock (or the common stock of a successor-in-interest to the Company) to an Approved Trading Market (including an uplisting by a successor company in an Approved Business Combination).

(4)	in section 1.1, the definition of “Investment Amount” is amended and restated in its entirety as follows:

“Investment Amount” means an amount up to $21,385,000 as stated in the Election Notices, less (i) the conversion amount of the Amended Note ($1,450,000), and (ii) the aggregate per share Purchase Price of the Shares previously acquired by JR from the Company pursuant to this Agreement; provided that such Investment Amount shall be increased, if any New Equity is issued, by the product of 1.8 times the dollar amount raised by the issuance of New Equity.

(5)	in section 1.1, the definition of “New Equity” is amended and restated in its entirety as follows:

“New Equity” shall mean Common Stock financings subsequent to the date of this Agreement and prior to the Termination Date, excluding (i) any shares of Common Stock issued upon, and any proceeds received from, the exercise of Company derivative securities that are issued and outstanding on the date of this Agreement, (ii) Common Stock issued upon conversion of the Amended Note, (iii) any equity funding provided by JR pursuant to this Agreement or otherwise, and (iv) up to 3,000,000 shares of Common Stock issued by the Company in connection with the purchase of additional surface and mineral rights located in the State of South Dakota.

(6)	section 2.2(a)(ii)(B) is amended and restated in its entirety as follows:

a resolution(s) adopted by the Company Board, effective on the Change of Control Closing or the Effective Time, as applicable, whereby (i) one of the Company directors who is not a JR Designee resigns and the second and/or third JR Designee is appointed (or, if the first Closing under this Agreement is a Change of Control Closing, one of the Company directors who is not a JR Designee resigns and three JR Designees are appointed), such that upon the adoption of such resolution(s), the Company Board shall consist of the three JR Designees and the two Company Designees, (ii) the Amended Bylaws are adopted and approved, and (iii) other Company Deliverables requiring Company Board approval at a Change of Control Closing are adopted and delivered;

(7)	a new section 2.2(a)(iii) is added, reading as follows:

on the first Closing to occur under this Agreement (provided such Closing is not a Change of Control Closing, which event is addressed in Section 2.2(a)(ii)(B) above), a resolution adopted by the Company Board, effective on the Closing Date, whereby two vacancies are created and up to two of the JR Designees are appointed. For the avoidance of doubt, upon the adoption of such resolution, the Company Board shall consist of up to two JR Designees and three directors who are not JR Designees.

(8)	section 4.5(b) is amended and restated in its entirety as follows:

effect any equity financings in excess of $250,000, exclusive of (i) any Common Stock issued upon, and any proceeds received from, the exercise of derivative securities issued and outstanding on the date of this Agreement, (ii) Common Stock issued upon conversion of the Amended Note, (iii) any equity funding provided by JR pursuant to this Agreement or otherwise, and (iv) up to 3,000,000 shares of Common Stock issued by the Company in connection with the purchase of additional surface and mineral rights located in the State of South Dakota.

(8)	section 5.2(e) is amended by replacing “October 15, 2020” with “Termination Date”; and

(9)	section 7.15 is amended and restated in its entirety as follows:

The right to purchase Shares under this Agreement shall terminate at 5:00 Vancouver time on February 15, 2021, with all other rights and obligations of the parties set forth in this Agreement remaining in full force and effect.

Section 2         Reference to and Effect on the Original Agreement.

(1)	Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any party under the Original Agreement, and shall not alter, modify or amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement or the Transaction Documents. Capitalized terms used herein without definition have the same meanings as in the Original Agreement.

(2)	This Agreement is incorporated by reference in, and forms an integral part of, the Original Agreement. Upon execution of this Agreement, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Original Agreement as amended hereby, and each reference to the Original Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Original Agreement shall mean and be a reference to the Original Agreement as amended hereby.

(3)	The Original Agreement (as amended hereby) and the Transaction Documents (other than the Amended Note which has been converted in full and cancelled as of the date hereof) shall remain in full force and effect, other than those provisions amended pursuant to Section 1 of this Agreement.

Section 3         Miscellaneous

(1)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(2)	Further Assurances. From and after the date of this Agreement, upon the reasonable request of either JR or the Company, the respective parties shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(3)	Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(4)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the provisions set forth in the Original Agreement.

(5)	Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

(6)	Entire Agreement. This Agreement and the Original Agreement (including Closing Deliverables delivered) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DAKOTA TERRITORY RESOURCE corp.

By:	/s/ Gerald M. Aberle
Gerald M. Aberle, Chief Executive Officer

JR ResourCes Corp.

By:	/s/ Jonathan T. Awde
Jonathan T. Awde, Chief Executive Officer

NOTICE OF EXERCISE OF SUBSCRIPTION RIGHT IN PART OR IN FULL

To Dakota Territory Resource Corp.:

The undersigned hereby irrevocably elects to exercise its subscription right and to purchase 60,000,000 shares of Dakota Territory Resource Corp. (the “Company”) common stock for an Investment Amount of $9,000,000, pursuant to satisfaction of the terms and conditions of the Agreement.

It is intended that the first Closing of the subscription right be October 15, 2020.

The undersigned requests that certificates for such shares be issued in the name of:

JR Resources Corp.

(Please print address and social security or federal employer identification number (if applicable or not previously provided))

_________________________________________

_________________________________________

JR Resources Corp.

By:	/s/ Jonathan T. Awde
Jonathan T. Awde, Chief Executive Officer
Dated: October 15, 2020